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                       [DELOITTE & TOUCHE LLP LETTERHEAD]



                                October 28, 1996


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read the comments in Item 4 of the Current Report on Form 8-K of Central Financial Acceptance Corporation dated October 17, 1996, and have the following comments:

We agree with the statements made in the first sentence of paragraph 1, and the statements in paragraphs 2, 4 and 5.

We have no basis to agree or disagree with the statements made in the second sentence of the first paragraph, or the statement made in the third paragraph.


Yours truly,


/s/ Deloitte & Touche LLP
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    DELOITTE & TOUCHE LLP